UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2023

MDwerks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56299	33-1095411
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

411 Walnut Street, Suite 20125

Green Cove Springs, FL 32043

(Address of principal executive offices) (Zip code)

(252) 501-0019

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2023, MDwerks, Inc. (the “Company”) entered into an Exchange Agreement (the “Exchange Agreement”), dated as of January 19, 2023, by and between the Company, RF Specialties LLC (“RFS”) and Keith A. Mort as the sole member of RFS. Pursuant to the terms of the Exchange Agreement, the Company agreed to acquire from Mr. Mort, and Mr. Mort agreed to sell to the Company, 100% of the equity interests and membership interests of RFS, in exchange for the issuance by the Company to Mr. Mort of 7,500,000 shares of the Company’s common stock (the “Exchange”). Immediately following the Exchange, RFS will be a wholly owned subsidiary of the Company.

The shares received by Mr. Mort in the Exchange (the “Exchange Shares”) are subject to a 24-month lock-up; provided, however, that (i) one-third of the Exchange Shares will be released from the lock-up restrictions on the 12-month anniversary of the closing of the Exchange, and (ii) one-third of the Exchange Shares will be released from the lock-up restrictions on the 18-month anniversary of the closing of the Exchange. The remaining one-third of the Exchange Shares will be released from the lock-up restrictions on the 24-month anniversary of the closing of the Exchange.

The parties have made customary representations, warranties and covenants in the Exchange Agreement. In addition to certain customary closing conditions, the obligations of the Company to consummate the closing of the Exchange are subject to the satisfaction (or waiver by the Company), at or before the closing date, of certain conditions, including that (i) RFS will have provided to the Company audited financial statements for RFS for each of the two most recently ended fiscal years and unaudited financial statements for any other required interim periods (the “Financial Statements Closing Condition”), and (ii) the Company will have completed its due diligence review and examination of RFS to its satisfaction in its sole discretion (the “Due Diligence Closing Condition”).

The Exchange Agreement may be terminated on or prior to the closing date of the Exchange:

(a)	By the mutual written consent of all of the parties to the Exchange Agreement;
(b)	By the Company (i) if the closing conditions applicable to all parties and applicable to the Company as set forth in the Exchange Agreement, including the Financial Statements Closing Condition and the Due Diligence Closing Condition, have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by May 31, 2023 (the “Termination Date”); provided, however, that the Company may not terminate the Exchange Agreement if the reason for the failure of any such condition to occur was the breach of the terms of the Exchange Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of RFS or Mr. Mort as set forth in the Exchange Agreement;
(c)	By RFS and Mr. Mort acting together (i) if the closing conditions applicable to all parties and applicable to RFS and Mr. Mort have not been satisfied or waived by RFS and Mr. Mort, which waiver RFS and Mr. Mort may give or withhold in their sole discretion, by the Termination Date; provided, however, that RFS and Mr. Mort may not terminate the Exchange Agreement if the reason for the failure of any such condition to occur was the breach of the terms of the Exchange Agreement by any of RFS or Mr. Mort; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company as set forth in the Exchange Agreement;
(d)	By any party to the Exchange Agreement, if a court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement and such order or action shall have become final and nonappealable; or
(e)	By the Company, if the Company, in its sole discretion, at any time prior to the closing of the Exchange determines that its due diligence review of RFS is not satisfactory to the Company.

The foregoing description of the Exchange Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the actual Exchange Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Exchange Agreement, dated as of January 19, 2023, by and among the registrant, RF Specialties LLC and Keith A. Mort.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDwerks, Inc.

Date: January 25, 2023	/s/ Steven C. Laker
Steven C. Laker
Chief Executive Officer